EXHIBIT 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Record Second Quarter Financial Results

Saint Paul, Minn.,- July 22, 2004-Image Sensing Systems, Inc. (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video-based traffic management systems, announced today continued record financial results for its second quarter ended June 30, 2004, marking the ninth consecutive quarter with net income exceeding net income reported for the comparable quarter of the previous year.

Net income for the quarter was $979,000 ($0.26 per fully diluted share), an 18.4% increase compared with net income of $827,000 ($0.24 per fully diluted share) for the comparable period in 2003. Net income for the six month period ended June 30, 2004 was $1,299,000 ($0.34 per fully diluted share), a 20.5% increase compared to net income of $1,078,000 ($0.31 per fully diluted share) for the same period a year ago.

Jim Murdakes, Chairman and CEO said, “We are obviously pleased with the ninth consecutive quarter of consistent growth in revenues and net income. While achieving these milestones, during the first half of the year, we also committed to building new products required to sustain our growth both in the near and long term. As we commit to new technologies, we will manage our expenses to continue achieving our financial goals.”

Murdakes added, “Revenues for both the second quarter and the first half of 2004 were 32% above those for comparable periods in 2003. The significant increase in revenue was derived from all three major markets, (North America, Europe & Asia). The revenue mix between international product sales and North American royalties was most gratifying and reflects the importance of a balanced performance through meeting customer requirements across our three major markets. While meeting those diverse needs we have been able to continue to grow the business and remain profitable.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form10-KSB for the year ended December 31, 2003.

Results for the three- and six-month periods ended June 30, 2004 and 2003 are as follows: (in thousands, except per share information)

	Three-Month Period ended June 30		Six-Month Period ended June 30
	2004	2003	2004	2003
Revenue	$3,428	$2,597	$5,501	$4,153
Operating income	1,438	1,074	1,902	1,397
Net income	979	827	1,299	1,078
Net income per share
Basic	.29	.26	.39	.34
Diluted	.26	.24	.34	.31
Weighted average number of common shares outstanding
Basic	3,402	3,182	3,347	3,180
Diluted	3,817	3,475	3,789	3,464

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